UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Cyclerion Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

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CYCLERION THERAPEUTICS, INC.
301 Binney Street
Cambridge, MA 02142
(857) 327-8778
April 23, 2020
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Cyclerion Therapeutics, Inc. The annual meeting will be held on June 16, 2020 at 8:00 am, local time. We will hold our annual meeting solely online via the Internet through a live webcast, safeguarding our shareholders and other participants from the pandemic risk.
We have designed the virtual format for ease of stockholder access and participation. Using online stockholder tools, stockholders may vote and submit questions online during the meeting by following the instructions in the accompanying materials. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.
It is important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting online, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting by attending online, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.
Your continued support of and interest in Cyclerion Therapeutics, Inc. are sincerely appreciated.
Sincerely,

Peter M. Hecht, Ph.D.
Chief Executive Officer

CYCLERION THERAPEUTICS, INC.
301 Binney Street
Cambridge, MA 02142
(857) 327-8778
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DATE & TIME:	June 16, 2020 at 8:00 a.m., local time.

PLACE:
This year’s Annual Meeting will be a virtual meeting, which will be conducted only via live webcast. Stockholders will only be able to participate in the Annual Meeting online, vote shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CYCN2020. Instructions on how to attend the Annual Meeting online and vote shares are described in the accompanying Proxy Statement.

ITEMS OF BUSINESS:	(1)	To elect nine directors for a term of one year;

(2)
To ratify the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

	(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on April 20, 2020.

VOTING BY PROXY:
Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

STOCKHOLDER LIST:
A list of such stockholders will be available for inspection by any stockholder during the period from two business days after the date hereof through the Annual Meeting at www.virtualshareholdermeeting.com/CYCN2020.

BY ORDER OF THE BOARD OF DIRECTORS,

Anjeza Gjino Vice President, Finance and Corporate Secretary
Cambridge, MA
April 23, 2020

YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING ELECTRONICALLY DURING THE ANNUAL MEETING IF YOU CHOOSE TO DO SO.

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CYCLERION THERAPEUTICS, INC.
301 Binney Street
Cambridge, MA 02142
(857) 327-8778
PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

June 16, 2020
GENERAL INFORMATION
This proxy statement is furnished to stockholders of Cyclerion Therapeutics, Inc., a Massachusetts corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2020 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. The Annual Meeting is scheduled to be held on June 16, 2020 at 8:00 a.m., local time.
As permitted by the rules of the Securities and Exchange Commission, or SEC, we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 available to our stockholders electronically via the Internet at www.proxyvote.com. On or about April 27, 2020, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials, or Internet Notice, containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Accordingly, we have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies and we are not required to include a Compensation Discussion and Analysis section in this proxy statement. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which votes must be conducted.
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors of Cyclerion Therapeutics, Inc. (sometimes referred to as the “Company” or “Cyclerion”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
How do I attend the Annual Meeting?
The Annual Meeting will be a virtual meeting, which will be conducted only via live webcast. Stockholders will only be able to participate in the Annual Meeting online, vote shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CYCN2020. Instructions on how to attend the Annual Meeting online and vote shares are described herein.
Why A Virtual Meeting?
We are pleased to conduct the Annual Meeting solely online via the Internet through a live webcast and online stockholder tools. Given the current environment, we believe it important for the safety of stockholders and all of our constituents to participate fully from a remote location. We have designed the virtual format for ease of stockholder access and participation. Stockholders may vote and submit questions online during the meeting by following the instructions below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 20, 2020 will be entitled to vote at the Annual Meeting. On the record date, there were 27,754,894 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 20, 2020, your shares were registered directly in your name with Cyclerion’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote by attending the meeting online or by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 20, 2020, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are two matters scheduled for a vote:
•
Election of Kevin Churchwell, M.D.; George Conrades; Marsha Fanucci; Peter M. Hecht, Ph.D.; Ole Isacson, M.D., Ph.D.; Stephanie Lovell; Terrance McGuire; Michael Mendelsohn, M.D.; and Amy Schulman, as director nominees (Proposal 1); and

•
Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2020 (Proposal 2).

How does our Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote:
•	FOR the election of each of the director nominees named in this proxy statement; and
•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I attend and vote?
You are entitled to attend and participate in the Annual Meeting only if you were a stockholder as of the record date or if you hold a valid proxy for the Annual Meeting. If you plan to attend the Annual Meeting online, please be aware of what you will need to gain admission as described herein. If you do not comply with the procedures described herein for attending the Annual Meeting online, you will not be able to participate in the Annual Meeting. Stockholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/CYCN2020. To attend online and participate in the Annual Meeting, stockholders of record will need to use their 16-digit control number from the Internet Notice or proxy card. Beneficial stockholders who do not have a control number may gain access to the Annual Meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.
We encourage you to access the meeting fifteen minutes prior to the start time. Please allow ample time for online check-in, which will begin at 8:00 a.m. Eastern Time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.
Stockholders may submit questions live during the meeting. Stockholders can also access copies of the proxy statement and annual report at our Annual Meeting website.
Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage stockholders to vote well before the Annual Meeting, even if they plan to attend the Annual Meeting, by completing proxies online at www.proxyvote.com or by telephone, or, if they received printed copies of these materials, by mailing their proxy cards. Stockholders can vote via the internet in advance of or during the Annual Meeting. Stockholders who attend the virtual Annual Meeting can vote during the meeting while the polls are open by clicking on the “Vote” button at www.virtualshareholdermeeting.com/CYCN2020 or submit questions during the Annual Meeting in the text box. Even if you plan to participate in the meeting, we recommend that you vote in advance by proxy, in case you later change your mind and determine not to participate in the meeting.
How will my shares be voted if I vote by proxy?
Your proxy will be voted according to the instructions you provide. If you complete and submit your proxy but do not otherwise provide instructions on how to vote your shares, your shares will be voted (i) “FOR” the individuals nominated to serve as members of our Board of Directors, and (ii) “FOR” the ratification of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2020.
Our Board does not currently know of any other matter that may come before the Annual Meeting. However, your proxies are authorized to vote on your behalf, using their discretion, on any other business that properly comes before the Annual Meeting.
How are votes counted?
Before the Annual Meeting, our Board of Directors will appoint one or more inspectors of election for the meeting. The inspector(s) will determine the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies. The inspector(s) will also receive, count, and tabulate ballots and votes and determine the results of the voting on each matter that comes before the Annual Meeting.
Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting. They will not be considered as votes “for” or “against” any matter for which the stockholder has indicated their intention to abstain or withhold their vote, except for abstentions under Proposal Two, which will have the same effect as a vote against. Broker or nominee non-votes, which occur when shares held in “street name” by brokers or nominees who indicate that they do not have discretionary authority to vote on a particular matter, will not be considered as votes “for” or “against” that particular matter. Broker and nominee non-votes will be treated as present for purposes of determining the existence of a quorum, and may be entitled to vote on certain matters at the Annual Meeting.

What constitutes a quorum at the Annual Meeting?
In accordance with Massachusetts law (the law under which we are incorporated) and our Bylaws, the presence at the Annual Meeting, by proxy or by attending online, of the holders of a majority of the outstanding shares of the capital stock entitled to vote at the Annual Meeting constitutes a quorum, thereby permitting the stockholders to conduct business at the Annual Meeting. Abstentions, votes withheld, and broker or nominee non-votes will be included in the calculation of the number of shares considered present at the Annual Meeting for purposes of determining the existence of a quorum.
If a quorum is not present at the Annual Meeting, a majority of the stockholders present by attending online and by proxy may adjourn the meeting to another date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting by our Board, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the originally called meeting.
What vote is required to elect our directors for a one-year term?
The affirmative vote of a plurality of the votes of the shares present, by attending online or by proxy, at the Annual Meeting is required for the election of each of the nominees for director. “Plurality” means that the nominees receiving the largest number of votes up to the number of directors to be elected at the Annual Meeting will be duly elected as directors. Abstentions, votes withheld, and broker or nominee non-votes will not affect the outcome of director elections.
What vote is required to ratify Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020?
The affirmative vote of a majority of the shares present, by attending online or by proxy, and entitled to vote at the Annual Meeting is required to approve the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2020. Abstentions will have the same effect as a negative vote. However, broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will not have the effect of a vote against this proposal as they are not considered to be present and entitled to vote on this matter.

CORPORATE GOVERNANCE
Our Bylaws provide that our Board shall consist of no less than three directors (except when there are fewer than three shareholders), and that the number of directors may be increased or decreased at any time by a vote of a majority of the directors then in office. Currently, we have nine directors. The following individuals have been nominated to serve on our Board (See “Proposal 1 — Election of Director Nominees” on pg. 36 of this Proxy Statement):
Name	Age	Position	Director Since
Kevin Churchwell, M.D.	58	Director	2019
George Conrades	81	Director	2019
Marsha Fanucci	66	Chair of the Board of Directors	2019
Peter M. Hecht, Ph.D.	56	Chief Executive Officer and Director	2019
Ole Isacson, M.D., Ph.D.	60	Director	2019
Stephanie Lovell	60	Director	2019
Terrance McGuire	64	Director	2019
Michael Mendelsohn, M.D.	65	Director	2019
Amy Schulman	59	Director	2019
The following biographies set forth the names of our directors and director nominees, their ages, the year in which they first became directors, their positions with us, their principal occupations and employers for at least the past five years, any other directorships held by them during the past five years in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information, all of which we believe sets forth each director nominee’s qualifications to serve on the Board. There is no family relationship between and among any of our executive officers or directors. There are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them are elected as an officer or director, except as disclosed below.
Kevin Churchwell, M.D. has served as a member of our Board of directors since we commenced operations as an independent company in April 2019. Dr. Churchwell has been the President of Boston Children’s Hospital since September 2018, and executive vice president of health affairs and chief operating officer at Boston Children’s Hospital since August 2013. Before joining Boston Children’s Hospital, Dr. Churchwell was the chief executive officer of Nemours/Alfred I. duPont Hospital for Children from November 2010 to July 2013. Prior to that, Dr. Churchwell was the chief executive officer and executive director for the Monroe Carrell Jr. Children’s Hospital, part of the Vanderbilt University Medical Center, from July 2007 to October 2010. Since 1993, Dr. Churchwell has been a clinician and faculty member at Boston Children’s Hospital and Vanderbilt University Medical Center and was recently appointed the Robert and Dana Smith Associate Professor of Anesthesia at Harvard Medical School.
Dr. Churchwell graduated with a B.S. in Biology from the Massachusetts Institute of Technology and received his M.D. from Vanderbilt Medical School. Dr. Churchwell’s vast experience as a clinician, researcher, hospital executive and administrator provides important and valuable perspective to our board of directors in designing and implementing patient treatments.
George Conrades has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Mr. Conrades has served as an executive advisor to Akamai Technologies, Inc., or Akamai, since June 2018. Previously, Mr. Conrades was the chairman of Akamai from August 2010 until March 2018, and executive chairman from 2005 to 2010. Mr. Conrades was both chairman and chief executive officer of Akamai from 1999 to 2005. Mr. Conrades has been a managing partner at Longfellow Venture Partners since 2009, and was a venture partner of Polaris Venture Partners from 1998 to 2012, where he is now partner emeritus. From 1997 to 1998, Mr. Conrades served as executive vice president of GTE and president of GTE Internetworking. Mr. Conrades served as chief executive officer of BBN Corporation from 1994 until its acquisition by GTE Internetworking in 1997. Prior to joining BBN Corporation, Mr. Conrades was a senior vice president at International Business Machines Corporation, or IBM, and a member of IBM’s corporate management board. Mr. Conrades has served as a director of Oracle Corporation since 2008 and was previously a director of Harley Davidson, Inc. from 2002 to April 2016, Akamai from 1998 to March 2018, and Ironwood from 2005 until April 2016. Additionally, Mr. Conrades currently serves as life trustee on the board of Ohio Wesleyan University.
Mr. Conrades received a B.A. in physics and math from Ohio Wesleyan University and an M.B.A. from the University of Chicago. Mr. Conrades’ experience as chief executive officer of two public companies and as division president at two additional high technology companies, coupled with his past and present directorships and trusteeships, make him an important member of our board of directors, particularly with respect to our corporate governance, growth strategy and business plans.
Marsha Fanucci has served as a member of our Board of Directors since March 2019. Ms. Fanucci served as senior vice president and chief financial officer of Millennium Pharmaceuticals, Inc. from July 2004 through January 2009, where she was responsible for corporate strategy, treasury, financial planning and reporting and operations. While at Millennium, she also served as vice president, finance and corporate strategy and vice president, corporate development and strategy. Previously, she was vice president of corporate development and strategy at Genzyme Corporation, a biotechnology company, from 1998 to 2000. From 1987 to 1998, Ms. Fanucci was employed at Arthur D. Little, Inc. where she most recently served as vice president and director. Ms. Fanucci has served on the board of directors of Alnylam Pharmaceuticals, Inc. and Syros Pharmaceuticals, Inc. since 2010 and 2015, respectively. Previously, she served on the board of directors of Ironwood and Momenta Pharmaceuticals, Inc.
Ms. Fanucci received her B.S. in pharmacy from West Virginia University and her M.B.A. from Northeastern University. Because of her extensive financial experiences at Millennium Pharmaceuticals and Genzyme in addition to her current and former directorships at Ironwood, Syros Pharmaceuticals, Alnylam Pharmaceuticals and Momenta Pharmaceuticals, Ms. Fanucci provides valuable industry insight and essential financial expertise as we execute our corporate objectives.
Peter M. Hecht, Ph.D. has served as our chief executive officer and a member of our Board of Directors since we commenced operations as an independent company in April 2019. Dr. Hecht formerly served as the chief executive officer of Ironwood and as a member of its board of directors from its founding in 1998 to March 2019. Under Dr. Hecht's leadership, Ironwood grew into a commercial biotechnology company with over 700 employees, the market-leading IBS-C drug, and five novel drug candidates in clinical development. Prior to founding Ironwood, Dr. Hecht was a research fellow at Whitehead Institute for Biomedical Research. Dr. Hecht serves on the board of Kallyope Inc., a privately held biotechnology company. Dr. Hecht earned a B.S. in mathematics and an M.S. in biology from Stanford University, and a Ph.D. in molecular biology from the University of California at Berkeley. Dr. Hecht's experiences as the founder of a commercial biotechnology company and his tenure as its chief executive officer and a board member make him a valuable member of our board of directors.
Ole Isacson, M.D., Ph.D. has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Dr. Isacson has been professor of neurology and neuroscience at Harvard Medical School since 2002. Prior to his current role, Dr. Isacson served in a number of academic roles at Harvard Medical School. Since its founding in 2005, Dr. Isacson has been principal faculty of the Harvard Stem Cell Institute and is the founding director of the Neuroregeneration Institute at McLean Hospital, where he has served as a director since 2010. From September 2016 to May 2017, Dr. Isacson was the chief scientific officer and senior vice president for Pfizer Inc.’s Neuroscience and Pain Worldwide R&D division.
Dr. Isacson received his Medical Bachelor and Doctor of Medicine degrees from the University of Lund in Sweden. Dr. Isacson brings significant medical and scientific insight to our board of directors, as well as experience leading the R&D function of a multinational biopharmaceutical company.
Stephanie Lovell has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Ms. Lovell has served as the executive vice president, Medicare and chief legal officer for Blue Cross Blue Shield of Massachusetts, Inc., or BCBSMA, since July 2015. Ms. Lovell previously served as the senior vice president and general counsel of BCBSMA from December 2011 to July 2015. Prior to BCBSMA, Ms. Lovell was the senior vice president of administration and general counsel for Boston Medical Center from March 2007 to December 2011. She also previously served as the first assistant attorney general in the Massachusetts Office of the Attorney General and as the executive director for the Massachusetts State Ethics Commission. Ms. Lovell currently serves as a director of the New England Law Foundation and The Partnership, Inc., and as a trustee of the Massachusetts Taxpayers Foundation. She also is a member of the investment committee of Goodwill Industries of Massachusetts.
Ms. Lovell received a B.A. in philosophy from Hamilton College and a J.D. from Boston University School of Law. Ms. Lovell brings to our board of directors invaluable experience in the healthcare payer and reimbursement markets, as well as government and regulatory affairs, providing important perspective and insight to our board of directors.
Terrance McGuire has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Mr. McGuire was a co-founder and is currently a general partner of Polaris Partners. Prior to starting Polaris Partners in 1996, Mr. McGuire spent seven years at Burr, Egan, Deleage & Co., investing in early stage medical and information technology companies. He serves on the board of directors of several private companies and has served on the boards of Acceleron Pharma, Inc., Arsanis, Inc., Ironwood Pharmaceuticals, Inc. and Pulmatrix, Inc. Mr. McGuire is the former chairman of the National Venture Capital Association, which represents ninety percent of the venture capitalists in the U.S., chairman of the board of the Thayer School of Engineering at Dartmouth College, and a member of the boards of The David H. Koch Institute for Integrative Cancer Research at the Massachusetts Institute of Technology and The Arthur Rock Center for Entrepreneurship at Harvard Business School.
Mr. McGuire earned a B.S. in physics and economics from Hobart College, an M.S. in engineering from The Thayer School at Dartmouth College, and an M.B.A. from Harvard Business School. Mr. McGuire brings to our board extensive experiences as a venture capitalist focused on the biotechnology industry, as well as many years of experience as a director of biotechnology companies guiding them in the execution of their corporate strategy and objectives.
Michael Mendelsohn, M.D. has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Dr. Mendelsohn has been the executive chairman and president of Cardurion Pharmaceuticals since May 2016 and is the president of the Mendelsohn Consulting Group LLC, which he formed in September 2013. Since April 2015, Dr. Mendelsohn has been a senior advisor and consultant to the chief medical and scientific officer of Takeda Pharmaceutical Co. Ltd. and, since December, 2014, has served as senior advisor and consultant and a member of the pharmaceuticals advisor committee for the chief scientific officer and president of R&D at Ironwood. From May 2014 until July 2017, Dr. Mendelsohn was a venture partner for SV Health Investors. Prior to that, Dr. Mendelsohn was the senior vice president and global head of cardiovascular research at Merck Research Laboratories from June 2010 to November 2013. From 1993 to 2010, Dr. Mendelsohn served in various roles at Tufts Medical Center and Tufts University School of Medicine, including as founder and executive director of the Molecular Cardiology Research Institute and as chief scientific officer from 2008 to 2010. Previously, Dr. Mendelsohn was a member of the cardiovascular faculty at Brigham and Women’s Hospital and Harvard Medical School. Dr. Mendelsohn serves as a director of Foghorn Therapeutics, Inc. and previously served on the board of directors of Regado Biosciences Inc. from November 2013 to May 2015.
Dr. Mendelsohn received a B.A. in chemistry and English from Amherst College and a M.D. from Harvard Medical School. Dr. Mendelsohn brings extensive experience to our Board of Directors as a clinician and scientist, along with his insights as a consultant to lead researchers for multinational biopharmaceutical companies.
Amy Schulman has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Ms. Schulman joined Polaris Partners, a venture capital firm, in August 2014. She is currently a managing partner. She serves as executive chair of SQZ Biotech, as well as Lyndra Therapeutics, where she was co-founder and the company’s initial CEO from 2015 to 2019. She is also a director of DewPoint Therapeutics, Kallyope, and Volastra. Ms. Schulman formerly served as a director of Ironwood Pharmaceuticals, Inc., Arsanis, Inc., Blue Buffalo Pet Products, Inc. and BIND Therapeutics, Inc. She also manages the LS Polaris Innovation Fund which was formed in 2017.

Since July 2014, Ms. Schulman has served as senior lecturer at Harvard Business School. She was previously the Executive Vice President and General Counsel of Pfizer Inc., a global pharmaceutical company, from May 2008 to July 2014, where she also served as the Business Unit Lead for Pfizer’s Consumer Healthcare business from 2012 to 2013. Before joining Pfizer, she was a partner at DLA Piper.
Ms. Schulman graduated with honors with B.A. degrees in philosophy and English from Wesleyan University, where she was elected to Phi Beta Kappa, and earned her J.D. from Yale Law School in 1989. Ms. Schulman brings to our Board of Directors, extensive leadership experience in the biotechnology industry in areas of great importance to the success of our business as we execute on our corporate objectives, including commercial strategy, corporate development and capability building.
Independence of Directors
As required under the listing standards of the Nasdaq Global Select Market (“Nasdaq”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following eight directors satisfy the independence standard established by the Nasdaq listing standards, as well as the corporate governance guidelines adopted by our Board of Directors: Messrs. Churchwell, Conrades, Isacson, McGuire and Mendelsohn, and Mses. Fanucci, Lovell and Schulman. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Leadership Structure
The Board of Directors of the Company has an independent Chair, Ms. Fanucci, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.
Role of the Board in Risk Oversight
One of the Board’s functions is informed, tailored oversight of Cyclerion’s risk management process. The Board oversees risk directly through the Board as a whole, as well as through various Board standing committees that address risks specific to their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.
We have implemented and continue to refine an enterprise risk management process. On an ongoing basis, we identify key risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. Periodically, key risks, status of mitigation activities, and potential new or emerging risks are reported to and discussed with senior management and further addressed with our Board, as necessary. On at least an annual basis, a long-term comprehensive enterprise risk management update is provided to our Board.
Our Audit Committee has the responsibility to consider and discuss our major financial and IT risk exposure and the approach management uses to monitor and control this exposure, including guidelines and policies to govern the risk management processes. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.
Our Compensation Committee oversees and reviews our compensation policies and programs to ensure that they encourage an appropriate balance of risk and reward, and that they align management’s incentives with those of our shareholders.
Meetings of the Board of Directors
The Board of Directors met five times in 2019 since we commenced operations as an independent company in April 2019. No director attended less than 75% of the meetings of the Board of Directors and its committees on which he or she served.
Information Regarding Committees of the Board of Directors
The Board of Directors has established three committees in 2019: (a) an Audit Committee, (b) a Compensation Committee, and (c) a Nominating and Corporate Governance Committee, each of which operates pursuant to a charter adopted by our Board. The following table provides membership of each Board committee and meeting information for fiscal year 2019 for each of the Board committees.
Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Kevin Churchwell, M.D.		X
George Conrades	X*
Marsha Fanucci			X
Ole Isacson, M.D., Ph.D.		X
Stephanie Lovell	X
Terrance McGuire	X		X*
Michael Mendelsohn, M.D.			X
Amy Schulman		X*
*	Committee Chairperson
Below is a description of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each such committee has authority to engage legal counsel or other experts or consultants, as it deems necessary to carry out its responsibilities. The Board of Directors has determined that each member of each such committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee is responsible for, among other duties:
•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;
•	reviewing and discussing with management and our independent registered public accounting firm our internal controls and internal auditing procedures, including any material weaknesses in either;
•	discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;
•
discussing with our management and our independent registered public accounting firm any significant risks facing the company and the related mitigation plans, as well as monitoring our internal control over financial reporting and disclosure controls and procedures;

•	appointing, overseeing and approving the compensation for and, when necessary, terminating our independent registered public accounting firm;
•
approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm, in each case, in accordance with the audit committee’s pre-approval policy;

•
discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board;

•	reviewing and approving all related party transactions;
•	recommending whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;
•	reviewing all material communications between our management and our independent registered public accounting firm;
•	reviewing, updating and recommending to our Board changes to our code of business conduct and ethics; and
•	establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.
The Audit Committee is currently composed of three directors: Ms. Lovell, Mr. McGuire and Mr. Conrades, who serves as Chair. Each member of the Audit Committee is financially literate and has accounting or related financial management expertise. The Audit Committee met three times during fiscal year 2019. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.cyclerion.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq rules).
The Board of Directors has also determined that Mr. Conrades qualifies as an “audit committee financial expert,” as defined under applicable SEC rules. The Board made a qualitative assessment of Mr. Conrades’ level of knowledge and experience based on a number of factors, including his formal education and prior experience as chief executive officer of two public reporting companies.
Compensation Committee
The Compensation Committee of the Board of Directors acts on behalf of the Board to, among other things, administer the Company’s compensation policies and human resources philosophy, and to enable the Company to attract and motivate qualified personnel and advise the Board regarding, and facilitate the Board’s oversight of, the compensation of members of the Board and the Company’s CEO and other executive officers. The Compensation Committee is responsible for:
•	reviewing and approving corporate goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of those goals and objectives;
•
reviewing and approving executive officer compensation, including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment and any other forms of executive compensation;

•	reviewing and approving our chief executive officer’s compensation based on its evaluation of our chief executive officer’s performance;
•	overseeing and administering our incentive compensation plans and equity-based plans and recommending the adoption of new incentive compensation plans and equity based plans to our Board of Directors;
•	making recommendations to our Board of Directors with respect to director compensation; and
•	making recommendations to our Board of Directors with respect to management succession planning, including planning with respect to our chief executive officer.

The Compensation Committee is composed of three directors: Drs. Churchwell and Isacson and Ms. Schulman, who serves as Chair. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards), and each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 of the Exchange Act) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The Compensation Committee met four times during fiscal year 2019. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.cyclerion.com.
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Pearl Meyer & Partners, LLC (“Pearl Meyer”), the compensation consultant engaged by the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. Under the Compensation Committee’s charter, it has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and legal, accounting or other advisors that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that such independence assessment be undertaken when the advisers role is limited to consulting on broad based plans generally available to all salaries employees, or providing non-customized information.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Pearl Meyer as its compensation consultant. Our Compensation Committee identified Pearl Meyer based on its general reputation in the industry. The Compensation Committee requested that Pearl Meyer:
•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, Pearl Meyer was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Pearl Meyer ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Pearl Meyer, the Compensation Committee recommended that the Board of Directors approve the recommendations of Pearl Meyer at the July 2019 Compensation Committee meeting.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other duties:
•	identifying individuals qualified to become members of our Board of Directors;
•	recommending to our Board of Directors the persons to be nominated for election as directors;
•	assisting our Board of Directors in recruiting such nominees;
•	recommending to our Board of Directors qualified individuals to serve as committee members;
•	performing an annual evaluation of our Board of Directors;

•	evaluating the need and, if necessary, creating a plan for the continuing education of our directors;
•	assessing and reviewing our corporate governance guidelines and recommending any changes to our Board of Directors; and
•	evaluating and approving any requests from our executives to serve on the board of directors of another for-profit company.
The Nominating and Corporate Governance Committee is composed of three directors: Ms. Fanucci, Dr. Mendelsohn and Mr. McGuire, who serves as Chair. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met once during fiscal 2019. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and www.cyclerion.com.
It is the policy of the Board that directors should possess strong personal and professional ethics, integrity and values, demonstrate a keen understanding of, and enthusiasm for, the Company, its business and its industry, and be committed to representing the long-term interests of the Company’s shareholders. The composition of the Board should also encompass a range of talents, ages, skills, diversity, business experience and clinical/scientific expertise sufficient to provide sound and prudent oversight with respect to the operations and interests of the Company.
When considering potential nominees for director, the Committee looks to maintain a balance of perspectives, qualifications, qualities and skills on the Board, and will look for nominees who exhibit, among other qualities:
•	the highest professional and personal ethics;
•	broad experience in business, the biopharmaceutical industry, government or science;
•	ability to provide insights and practical wisdom based on their experience and expertise;
•	commitment to enhancing shareholder value;
•	sufficient time to carry out their duties effectively; their service on other boards of public companies should be limited as set forth in the Company’s Corporate Governance Guidelines;
•	compliance with legal and regulatory requirements;
•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and
•	except in exceptional cases, satisfy the independence standards established by the Nasdaq listing standards.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders.
The Company is committed to inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on race, color, religion, gender, national origin, ethnicity, age, disability, veteran status, pregnancy, marital status, sexual orientation or any other reason prohibited by applicable law applies in the assessment and selection of all director candidates.
The Committee may use any process it deems appropriate for the purpose of evaluating candidates that is consistent with the policies set forth in its Charter, the Bylaws, the Company’s Corporate Governance Guidelines and its policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

Stockholder Communications with the Board of Directors
Our Board of Directors will consider any written or electronic communication from our stockholders to the Board, a committee of the Board or any individual director. Any stockholder who wishes to communicate to the Board of Directors, a committee of the Board or any individual director should submit written or electronic communications to our secretary at our principal offices, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our secretary to the appropriate recipient(s) on a periodic basis, but in any event no later than the Board of Director’s next scheduled meeting. The appropriate recipient(s) will consider and review carefully any communications from stockholders forwarded by our secretary.
Corporate Governance Principles and Code of Conduct
Our Board of Directors has adopted corporate governance principles that set forth the responsibilities of the Board of Directors and the qualifications and independence of its members and the members of its standing committees. In addition, our Board of Directors adopted a code of conduct setting forth standards applicable to all of our directors, officers and employees. The corporate governance principles and code of conduct are available on our website at www.cyclerion.com. We expect that any amendment to the code, or any waivers of its requirements, that apply to our chief executive officer, chief financial officer, chief accounting officer, or corporate controller, if any, will be disclosed on our website.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
Ernst & Young LLP, the independent registered public accounting firm that audited our financial statements for the year ended December 31, 2019, has served as our independent registered public accounting firm since our formation. We expect a representative from Ernst & Young LLP to be present at the Annual Meeting. The representative will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
Our Board has asked the stockholders to ratify the appointment by our Audit Committee of Ernst & Young LLP, as our independent registered public accounting firm. See “Proposal 2 — Ratification of Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm” on pg. 37 of this Proxy Statement.
The following table represents aggregate fees billed to the Company for the year ended December 31, 2019 by Ernst & Young LLP, the Company’s principal accountant.
Year Ended December 31, 2019
Audit fees	$ 666,400
Audit-related fees	—
Tax fees	—
All other fees	—
Total fees	$ 666,400
Audit fees for 2019 were for professional services rendered for the audit of our annual financial statements and reviews of interim financial statements included in our quarterly reports on Form 10-Q, including accounting consultations, as well as for services that are normally provided in connection with regulatory filings or engagements.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

REPORT OF THE AUDIT COMMITTEE
The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
The Audit Committee reviewed its written charter previously adopted by our Board. Following this review, the Audit Committee determined that no changes needed to be made with respect to the Audit Committee charter at this time.
By the Audit Committee of the Board of Directors of Cyclerion Therapeutics, Inc.
George Conrades (Chair)
Stephanie Lovell
Terrance McGuire

Dated April 23, 2020

EXECUTIVE OFFICERS
Our executive officers, and their respective ages as of April 21, 2020, are as follows:
Name	Age	Position(s) with the Company
Peter M. Hecht, Ph.D.	56	Chief Executive Officer and Director
Mark G. Currie, Ph.D.	65	President and Chief Scientific Officer
Andreas Busch, Ph.D.	56	Chief Innovation Officer
William Huyett	64	Chief Financial Officer
No executive officer is related by blood, marriage or adoption to any other director or executive officer.
Set forth below is certain information with respect to the executive officers who are not directors of the Company.
Mark G. Currie, Ph.D. has served as our President and Chief Scientific Officer since we commenced operations as an independent company in April 2019. Previously, Dr. Currie served as the senior vice president, chief scientific officer and president of research and development at Ironwood Pharmaceuticals, Inc. from 2002 to March 2019. Prior to joining Ironwood, Dr. Currie directed cardiovascular and central nervous system disease research as vice president of discovery research at Sepracor Inc. Previously, Dr. Currie initiated, built and led discovery pharmacology and served as director of arthritis and inflammation at Monsanto Company. He serves on the board of Ironwood Pharmaceuticals and as of January 2020, serves on the board of Science Exchange, a privately held company. Dr. Currie earned a B.S. in biology from the University of South Alabama and holds a Ph.D. in cell biology from Bowman-Gray School of Medicine of Wake Forest University.
Andreas Busch, Ph.D. has served as our Chief Innovation Officer, Head of the Innovation Center since joining Cyclerion on April 29, 2019. Prior to joining Cyclerion, Dr. Busch served as the Head of Research and Development and Chief Scientific Officer at Shire plc, a position he held since January 2018. From May 2005 to December 2017, Dr. Busch held various positions at Bayer AG, including Head of Drug Discovery for Bayer Pharma and Bayer Animal Health from January 2016 to December 2017 and Executive Vice President, Global Head Drug Discovery for Bayer HealthCare and Bayer Pharma from December 2006 to December 2015. Additionally, Dr. Busch served as a member of the Executive Committee of Bayer HealthCare from February 2007 to December 2015. Prior to that, Dr. Busch was Global Head of Cardiovascular Research at Hoechst and Sanofi-Aventis. Dr. Busch holds a Ph.D. in pharmacology and is extra-ordinary Professor at the Johann Wolfgang Goethe-University Frankfurt.
William Huyett has served as our Chief Financial Officer since we commenced operations as an independent company in April 2019. Prior to joining Cyclerion, Mr. Huyett served as chief operating officer of Ironwood Pharmaceuticals, Inc. from December 2017 to March 2019. Mr. Huyett previously spent 30 years with McKinsey and Company, Inc., in its Washington D.C., Zurich, and Boston offices. During his tenure at McKinsey, Mr. Huyett served clients in the life sciences, industrial and other technology-intensive sectors. He has been a Senior Partner Emeritus at McKinsey since December 2015 and a Senior Partner from July 1998 to December 2015. As a Senior Partner, Mr. Huyett was a leader in the firm’s pharmaceutical and medical products and its strategy and corporate finance practices. He served on McKinsey’s Shareholder’s Council (its board of directors), serving as chair of its Finance Committee. Prior to joining McKinsey, Mr. Huyett held a variety of line management positions in the automation industry with Allen-Bradley (now Rockwell Automation, Inc.). Mr. Huyett is non-executive Chair of the board of directors of the London Stock Exchange-listed Georgia Healthcare Group PLC. He serves on several life science not-for-profit boards, including The Rockefeller University and the Marine Biological Laboratory in Woods Hole. He earned his B.S. in electronics engineering and his M.B.A. from the University of Virginia.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 23, 2020 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable, exercisable within 60 days of March 23, 2020, or vested and will settle within 60 days of March 23, 2020. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The percentage of beneficial ownership in the table below is based on 27,754,894 shares of common stock outstanding as of March 23, 2020.
This table is based upon information supplied by officers, directors and stockholders known by us to be beneficial owners of more than 5% of our common stock, information obtained from Schedules 13G or 13D filed with the SEC, and based on information publicly available reporting beneficial ownership of our common stock. Unless otherwise noted below, no stockholder has had any position, office or other material relationship with us or any of our predecessors or affiliates (including Ironwood) within the past three years.
Beneficial Owner	Number of Shares of Common Stock	Percentage
Officers and Directors
Peter M. Hecht, Ph.D.(1)	1,317,745	4.6%
Mark G. Currie, Ph.D.(2)	717,181	2.5%
Andreas Busch, Ph.D.(3)	202,204	*
William Huyett(4)	236,654	*
Kevin Churchwell, M.D.	2,421	*
George Conrades	4,334	*
Marsha Fanucci	16,950	*
Ole Isacson, M.D., Ph.D.	2,421	*
Stephanie Lovell	2,421	*
Terrance McGuire(5)	644,237	2.3%
Michael Mendelsohn, M.D.	2,421	*
Amy Schulman(6)	633,625	2.3%
All executive officers and directors as a group (12 persons)	3,156,497	10.7%
Greater than 5% Stockholders
American Endowment Foundation(7)	2,660,546	9.6%
FMR LLC (Fidelity)(8)	2,531,478	9.1%
Artal International S.C.A. / The Invus Group, LLC(9)	1,861,584	6.7%
EcoR1 Capital Fund, L.P.(10)	1,811,000	6.5%
BlackRock Inc.(11)	1,616,681	5.9%
MFN Partners L.P.(12)	1,487,874	5.4%
*	Less than 1%
(1)	Includes 88,565 shares of common stock issuable to Dr. Hecht upon the exercise of options that are exercisable within 60 days following March 23, 2020.
(2)	Includes 40,308 shares of common stock issuable to Dr. Currie upon the exercise of options that are exercisable within 60 days following March 23, 2020.

(3)	Includes 75,000 shares of common stock issuable to Dr. Busch upon the exercise of options that are exercisable within 60 days following March 23, 2020.
(4)	Includes 22,567 shares of common stock issuable to Mr. Huyett upon the exercise of options that are exercisable within 60 days following March 23, 2020.
(5)
Includes 604,482 shares of common stock held by Polaris Partners VIII, L.P., 21,635 shares of common stock held by Polaris Entrepreneurs Fund VIII, L.P., 162 shares of common stock held by Polaris Venture Management Co. II, L.L.C. and 6,911 shares of common stock held by Bartlett Partners, LLC. Mr. McGuire is a managing member of Bartlett Partners, LLC and Polaris Venture Management Co. II, L.L.C. and has shared voting and investment authority over these shares.

(6)
Includes 604,482 shares of common stock held by Polaris Partners VIII, L.P., and 21,635 shares of common stock held by Polaris Entrepreneurs' Fund VIII, L.P. Ms. Schulman is a managing member of Bartlett Partners, LLC and Polaris Venture Management Co. II, L.L.C. and has shared voting and investment authority over these shares.

(7)	Based solely upon the information provided by American Endowment Foundation in a Schedule 13G filed on February 14, 2020, reporting as of December 31, 2019.
(8)
Based solely upon the information provided by FMR LLC, or FMR and its subsidiaries and affiliates in a Schedule 13G filed on February 7, 2020, reporting as of December 31, 2019. According to this Schedule 13G, FMR has beneficial ownership of all these shares, for which it has sole voting power with respect to 674,036 shares and sole dispositive power with respect to all of these shares. The 13G indicates that FMR reported its beneficial ownership on behalf of itself, FMR Co., Inc., and Strategic Advisors LLC. Ms. Abigail Johnson is also deemed to be the beneficial owner of these shares as the director and managing member of FMR.

(9)
Based upon the information provided by Artal International Management, S.C.A. in a Schedule 13G filed on February 3, 2020, reporting as of January 31, 2020. According to the filing, Invus Public Equities directly held 1,850,531 shares. Invus PE Advisors, as the general partner of Invus Public Equities, controls Invus Public Equities and accordingly may be deemed to beneficially own the shares held by Invus Public Equities. Artal Treasury, as the managing member of Invus PE Advisors, controls Invus PE Advisors, and accordingly may be deemed to beneficially own the shares held by Invus Public Equities. In addition, Invus, L.P. directly held 11,053 Shares. Invus Advisors, as the general partner of Invus, L.P., controls Invus, L.P. and accordingly may be deemed to beneficially own the Shares held by Invus, L.P. In addition, Artal International, (i) is the sole stockholder of Artal Treasury and may be deemed to beneficially own the 1,850,531 shares that Artal Treasury may be deemed to beneficially own, and (ii) as the managing member of Invus Advisors, may be deemed to beneficially own the 11,053 shares that Invus Advisors may be deemed to beneficially own.

(10)
Based upon the information provided EcoR1 Capital Fund, L.P. or EcoR1, in a Schedule 13G filed on December 27, 2019, reporting as of December 17, 2019. Oleg Nodelman is the control person for EcoR1 Capital, LLC, the sole general partner of EcoR1 Capital Fund, L.P. and EcoR1 Capital Fund Qualified, L.P., and may be deemed to beneficially own the shares held of record by EcoR1 Capital Fund, L.P. and EcoR1 Capital Fund Qualified, L.P.

(11)
Based upon the information provided by BlackRock, Inc., or BlackRock, in a Schedule 13G/A filed on February 7, 2020, reporting as of December 31, 2019. According to this Schedule 13G/A, BlackRock has sole voting power with respect to 1,586,654 these shares, sole dispositive power with respect to all of these shares, and shared voting and shared dispositive power with respect to none of these shares.

(12)
Based upon the information provided by MFN Partners, LP, or MFN, in a Schedule 13GA filed on February 13, 2020, reporting as of December 31, 2019. The general partner of MFN Partners, LP (“MFN Partnership”) is MFN Partners GP, LLC (“MFN GP”). MFN Partners Management, LP (“MFN Management”) acts as investment adviser to the MFN Partnership. The general partner of MFN Management is MFN Partners Management, LLC (“MFN LLC”). Farhad Nanji and Michael DeMichele are the managing members of MFN GP and MFN LLC, and collectively make voting and investment decisions with respect to shares held by the Partnership.

SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION
As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a Compensation Discussion and Analysis, as well as an exemption from the requirement to hold a non-binding advisory vote on executive compensation. We have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. As an emerging growth company, we are permitted to limit reporting of compensation disclosure to our principal executive officer and our two other most highly compensated executive officers, which we refer to as our “named executive officers” or our “NEOs.”
Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by, and paid to our named executive officers with respect to the nine months ended December 31, 2019. Prior to April 1, 2019, we were managed and operating in the normal course of business under Ironwood. Accordingly, prior to April 1, 2019, we did not pay any compensation to any of our executive officers or employees.
Name and Principal Position	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Peter M. Hecht, Ph.D., Chief Executive Officer	71,154	48,900(4)	—	1,574	121,628
Mark G. Currie, Ph.D., President and Chief Scientific Officer	315,385	48,900(4)	—	2,493	366,778
Andreas Busch, Ph.D.,* Chief Innovation Officer	306,205	2,877,150(5)	—	67,752	3,251,107
*	Dr. Busch joined the Company on April 29, 2019. Amounts reflected above for Dr. Busch have been converted from Swiss francs to US dollars using an average exchange rate of 1.0092.
(1)
Reflects the fair value of stock option awards on the date of grant calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions used in the valuation of awards, see Note 9 to our consolidated and combined financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K that we filed with the SEC on March 12, 2020. All values reported exclude the effects of potential forfeitures.

(2)
Represents cash incentive bonuses in the following year for performance in the identified year. No such bonuses were earned or paid, as described below in the section entitled “Non-Equity Incentive Plan Compensation”.

(3)
Consists of amounts for transportation stipend and fitness stipend for Drs. Hecht and Currie and amounts for mobile phone stipend for Drs. Currie and Busch. In addition, for Dr. Busch, consists of (i) $35,394 related to a payment made by the Company on his behalf under a contractual agreement, including a tax gross-up, and (ii) $30,730 for contributions made by the Company to Swiss pension and insurance benefits (including both contributions required by applicable Swiss law and those above the compulsory level).

(4)	Includes the grant date fair value of performance-based stock option awards. For more information about the option awards see below in the section entitled “Equity-Based Awards”.
(5)
Includes the grant date fair value of the time-based stock option award to purchase 300,000 shares awarded to Dr. Busch in connection with his joining the Company, and the performance-based stock option award to Dr. Busch. For more information about the option awards, see below in the section entitled “Equity-Based Awards”.

Narrative to Summary Compensation Table
The Compensation Committee of our Board of Directors determines our executives’ compensation and determines the compensation of our named executive officers. For 2019, our Compensation Committee reviewed and discussed management’s proposed compensation with the Chief Executive Officer for all executives other than himself. Based on those discussions and its discretion, the Compensation Committee then approved the compensation of each executive officer without members of management present. The three primary elements of our executive officer compensation program are annual base salary, non-equity incentive plan compensation, and long-term equity incentive compensation.
Annual Base Salary
The annual base salaries of our named executive officers have been determined and approved (and are periodically reviewed) by our Compensation Committee in order to compensate our named executive officers for the satisfactory performance of duties to the Company. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our named executive officers have been set at levels deemed necessary to attract and retain individuals with superior talent and are in line with base salaries of similar roles at our peer group companies.
Dr. Hecht’s annual base salary is $100,000. We recognize that Dr. Hecht's cash compensation is well below his market peers, based on competitive analysis performed by and advice from Pearl Meyer, but believe that the emphasis on stock ownership significantly aligns his interests with those of our fellow stockholders' and the creation of long-term stockholder value. In lieu of cash bonuses or salary increases, our Compensation Committee has granted Dr. Hecht stock options to keep his overall compensation competitive with that of our peers. In March 2020, the Compensation Committee granted Dr. Hecht 153,846 stock options under our 2019 Equity Incentive Plan (“2019 Equity Plan”) intended to make up for his below-market total cash compensation for 2019, 2020 and 2021 and provide him with a market-aligned total compensation package. 36,436 options under the award are intended to offset his below-market total cash salary for 2019, and 58,705 options under the award are intended to offset his below-market total cash compensation for each of 2020 and 2021. This award vests and becomes exercisable over seventy-two equal monthly installments over a six-year period on each anniversary of January 1, 2020. The Compensation Committee intends to revisit the CEO total compensation package each year for continued appropriateness.
Non-Equity Incentive Plan Compensation
The Compensation Committee develops a performance-based bonus program. For 2019, the Compensation Committee determined that each named executive officer’s performance bonus should be based in part on their own individual performance and contribution towards achievement of corporate goals. Under the 2019 annual performance bonus program, each named executive officer was eligible to be considered for an annual performance bonus based on the percentage attainment, as determined by the Compensation Committee, of (1) our 2019 corporate goals established by the Compensation Committee in its sole discretion and communicated to each officer, and (2) the 2019 individual goals established by the Compensation Committee. The Compensation Committee retained the discretion to make adjustments to the calculated bonus based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance, or other factors as determined appropriate by the Compensation Committee. Each named executive officer has a target bonus opportunity and may earn more or less than the annual target amount based on the Company’s and his individual performance. For 2019, Dr. Hecht’s target bonus percentage was 50% of his annual base salary, and Drs. Currie and Busch each had a target bonus of 40% of their respective annual base salaries. While the Compensation Committee determined that the percentage attainment of our corporate goals for 2019 was 85%, they recommended that no bonuses be paid to the CEO or other executive officers for 2019, as reflected in the column of the Summary Compensation Table above entitled “Non-Equity Incentive Plan Compensation.”
Equity-Based Awards
Our equity-based incentive awards granted to our named executive officers are designed to align the interests of our named executive officers with those of our stockholders. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional incentive measure. Our executives generally are awarded an initial new hire grant upon commencement of employment and are typically awarded annual grants in line with the practice of our peer group. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.
In 2019, Drs. Hecht, Currie and Busch were each awarded a performance-based nonqualified stock option grant under our 2019 Equity Plan of 75,000 stock options covering both the 2019 and 2020 performance years. These stock option awards will vest and become exercisable upon the attainment of both performance and service-based hurdles, as follows: (i) 20% of the shares subject to the option, if the average closing price of the common stock reported by Nasdaq for any thirty (30) consecutive trading days equals or exceeds $10; plus an additional (ii) 40% of the shares subject to the option, if the average closing price equals or exceeds $20; plus an additional (iii) 40% of the shares subject to the option, if the average closing price equals or exceeds $30; in each case, subject to the continuous employment or service through the later of the date that the performance hurdles set forth above are attained (but no later than December 31, 2024) and December 31, 2021. To the extent any options remain unvested as of December 31, 2024, they will be cancelled.
In addition, in 2019, Dr. Busch was awarded a new hire grant of 300,000 time-based nonqualified stock options under our 2019 Equity Plan as part of his new hire total compensation.
Outstanding Equity Awards as of December 31, 2019
The following table sets forth certain information about equity awards granted to our named executive officers that are outstanding as of December 31, 2019.
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Peter M. Hecht, Ph.D.	12,499	—	—	12.39	2/2/2020(1)
	53,083	—	—	12.24	2/1/2021(1)
	36,088	—	—	16.21	2/1/2022(1)
	43,679	—	—	14.40	2/1/2023(1)
	37,972	—	—	15.54	3/3/2024(1)
	56,500	—	—	17.20	3/16/2025(1)
	207,051	16,842	—	11.28	3/1/2026(1)
	157,809	186,968	—	18.47	2/27/2027(1)
	105,933	274,397	—	16.02	2/21/2028(1)
	157,642	700,188	—	14.21	1/29/2029(1)
	—	—	75,000	2.01	11/22/2029(2)
Mark G. Currie, Ph.D.	888	—	—	12.39	2/2/2020(1)
	37,279	—	—	12.24	2/1/2021(1)
	17,490	—	—	16.21	2/1/2022(1)
	27,772	—	—	14.40	2/1/2023(1)
	9,930	—	—	15.54	3/3/2024(1)
	15,625	—	—	17.20	3/16/2025(1)
	—	—	22,708	17.20	3/16/2025(3)
	46,347	4,447	—	11.28	3/1/2026(1)
	51,910	61,503	—	18.47	2/27/2027(1)
	39,268	101,716	—	16.02	2/21/2028(1)
	94,588	420,110	—	14.21	1/29/2029(1)
	—	—	75,000	2.01	11/22/2029(2)
Andreas Busch, Ph.D.	—	300,000	—	15.40	4/29/2029(4)
	—	—	75,000	2.01	11/22/2029(2)
(1)
The options represent outstanding Ironwood equity awards that were converted into Cyclerion options at the time of the separation in accordance with the employee matters agreement as further described in the section entitled “Separation from Ironwood” below. The unvested options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date until fully vested.

(2)
The options vest and become exercisable upon the attainment of both performance-based and service-based hurdles as follows: (i) 20% of the shares subject to the option, if the average closing price of the common stock reported by Nasdaq for any thirty (30) consecutive trading days equals or exceeds $10; plus an additional (ii) 40% of the shares subject to the option, if the average closing price equals or exceeds $20; plus an additional (iii) 40% of the shares subject to the option, if the average closing price equals or exceeds $30; in each case, subject to the continuous employment or service through the later of the date that the performance hurdles set forth above are attained (but no later than December 31, 2024) and December 31, 2021. To the extent any options remain unvested as of December 31, 2024, they will be cancelled.

(3)	The options vest upon the achievement of certain clinical milestones.
(4)	The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and 1/48th of the shares each month thereafter for the next 36 months.

Retirement Benefits and Other Compensation
Our US-based named executive officers were eligible to participate in our employee benefits, including health insurance and group life insurance, disability benefits, and fitness, transportation, and mobile phone stipends, in each case on the same basis as our other employees. We maintain a 401(k) plan intended to qualify as a tax-qualified plan under Section 401 of the U.S. Internal Revenue Code of 1986, as amended, which our US-based named executive officers are eligible to participate in on the same basis as our other employees. The 401(k) plan has a 75% matching company contribution on the first $8,000 of an employee’s annual contribution. We maintain a pension plan for Dr. Busch, our Swiss-based employee, that provides pension and disability benefits that are above the compulsory level required by applicable Swiss law. Dr. Busch does not participate in our US-based health insurance and group life insurance, disability, or 401(k) plans. Our US-based named executive officers did not participate in, or otherwise receive any other benefits under any pension, retirement or deferred compensation plan sponsored by us during 2019. We generally do not provide perquisites or personal benefits except in limited circumstances, and we did not provide any perquisites or personal benefits to our named executive officers in 2019.
Agreements with our Named Executive Officers
On April 1, 2019, the Company entered into offer letters with Drs. Hecht and Currie. The Company entered into an offer letter with Dr. Busch on April 29, 2019. Pursuant to Dr. Hecht’s offer letter, he receives an initial base salary of $100,000 per year. Drs. Currie and Busch did not receive salary increases in 2020, and their base salaries were $425,000 per year and 450’000 CHF per year, respectively. Dr. Hecht has an individual annual bonus target of 50% of his base salary, and each of Drs. Currie and Busch has an individual annual bonus target of 40% of his respective base salary, in each case subject to achievement of corporate and individual goals and the discretion of the Compensation Committee.
On September 23, 2019, the Compensation Committee adopted the Cyclerion Therapeutics, Inc. Executive Severance Plan (the “Severance Plan”) pursuant to which the Company provides severance pay and other benefits to employees of the Company at the level of vice president or above (each, a “participant”), in the event of such employee’s termination under certain circumstances described therein. The Severance Plan became effective as of October 1, 2019, and certain executive severance agreements entered into by the Company following its separation from Ironwood on April 1, 2019, expired by their terms on September 30, 2019. Each of Drs. Hecht, Busch and Currie are eligible to participate in the Severance Plan.
Under the terms of the Severance Plan, the Company will provide a participant with the severance payments set forth below if such participant’s employment with the Company is terminated other than for cause, death or disability, or by such participant for good reason (a “qualifying termination”) and not during the period (A) beginning six months prior to the earlier of the date the Company (a) first publicly announces it is conducting negotiations related to a change in control, or (b) enters into a definitive agreement that would result in a change in control and (B) ending on the earlier of (x) two-years after the change of control or (y) the date on which the Company announces that the definitive agreement has been terminated or on which the Company abandoned its efforts to consummate such change in control (such period, the “change in control protection period”):
(i)
an amount in cash equal to such participant’s annual base salary payable in installments in accordance with the Company’s normal payroll practices during the twelve-month period following the effective date of such participant’s termination from the Company;

(ii)
an amount in cash equal to such participant’s pro-rated annual cash incentive for the year of termination of employment, based on actual performance (or, if the terms of such participant’s annual cash incentive have not yet been determined for the year of termination, an amount in cash equal to the participant’s pro-rated annual cash incentive for the year prior to the year of termination of employment, based on target) (“pro-rated annual cash incentive”) payable in a lump-sum payment; and

(iii)
for a period not longer than twelve-months, reimbursement for COBRA premiums paid by such participant, less the amount that such participant would be required to contribute for group health coverage if such participant were an active employee of the Company.

Additionally, pursuant to the Severance Plan, if a participant experiences a qualifying termination during the change in control protection period, the Company will provide such participant with payment of the following:
(i)	a lump-sum payment in cash equal to 1.0 times (1.5 times for the CEO) the sum of such participant’s annual base salary and target annual bonus;
(ii)	a lump-sum payment in cash equal to such participant’s pro-rated annual cash incentive;
(iii)
for a period not longer than twelve-months (eighteen-months for the CEO), reimbursement for COBRA premiums paid by such participant, less the amount that such participant would be required to contribute for group health coverage if such participant were an active employee of the Company; and

(iv)	acceleration of all unvested time-based equity awards as of the later to occur of the change of control or such participant’s effective date of termination.
The Severance Plan further provides that if a participant’s employment with the Company is terminated on account of death or disability, such participant (or such participant’s estate in the event of death) will be entitled to a lump-sum payment in cash equal to such participant’s pro-rated annual cash incentive and, for a period not longer than twelve-months, reimbursement for COBRA premiums paid by such participant, less the amount that such participant would be required to contribute for group health coverage if such participant were an active employee of the Company.
The severance benefits payable to a participant under the Severance Plan are subject to: (i) the execution and non-revocation of a general release of claims in favor of the Company, which such release contains certain non-competition covenants; (ii) such participant’s compliance with all confidentiality obligations to the Company and all restrictive covenants; (iii) a six-month delay to the extent required under Section 409A of the U.S. Internal Revenue Code of 1986, as amended; and (iv) reduction to the minimum extent necessary to avoid any excise tax on the “parachute payments,” but only if such reduction would put the participant in a better after-tax position than the participant would be in if the participant received the full amount of the severance benefits and paid the excise tax. With respect to each participant, the Severance Plan supersedes all severance, separation notice or termination benefits under any other employment, severance or change in control policy, plan agreement or practice of the Company.

DIRECTOR COMPENSATION
We provide compensation to our non-employee directors that is designed to enable us to attract and incentivize high quality directors, provide them with compensation at a level that is consistent with our compensation objectives and encourage their ownership of our stock to further align their interests with those of our shareholders.
Our directors who are our full-time employees receive no additional compensation for service as a member of our Board of Directors. As a result, Dr. Hecht is not compensated for his service as a member of our Board of Directors. Dr. Hecht’s compensation for his service as our Chief Executive Officer is described above in the section of this proxy statement entitled “Executive Compensation.”
Effective as of June 1, 2019, under our Non-Employee Director Compensation Policy, our non-employee directors’ compensation consists of the following:
•	an annual cash retainer for each non-employee director of $35,000;
•	an additional cash retainer for the Chair of the Board of $30,000;
•	an additional cash retainer for each member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of $7,500, 5,000, and $4,000 respectively;
•	an additional cash retainer for each Chair of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of $7,500, $5,000, and $4,000 respectively; and
•	stock option awards of 10,000 shares of the Company’s common stock under our 2019 Equity Plan.
The following table sets forth information regarding compensation awarded to, earned by, and paid to our non-employee directors for the period from April 1, 2019 (the separation date) through December 31, 2019:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
Kevin Churchwell, M.D.	20,000(2)	35,855(10)	85,398	141,253
George Conrades	25,000(3)	35,855(10)	85,398	146,253
Marsha Fanucci	34,500(4)	48,562(11)	85,398	168,460
Ole Isacson, M.D., Ph.D.	20,000(5)	35,855(10)	85,398	141,253
Stephanie Lovell	21,250(6)	35,855(10)	85,398	142,503
Terrance McGuire	25,250(7)	48,562(11)	85,398	159,210
Michael Mendelsohn, M.D.	19,500(8)	35,855(10)	85,398	140,753
Amy Schulman	22,500(9)	48,562(11)	85,398	156,460
(1)
On June 1, 2019, each non-employee director was granted a stock option award to purchase 10,000 shares of the Company's common stock having an exercise price per share equal to the closing price on the grant date or $13.95 per share. The stock option awards vest in full on the first anniversary of the grant date subject to the terms and conditions of the stock option award agreement, and are all outstanding as of December 31, 2019. The amounts in the above table reflect the fair value of stock option awards on the date of grant calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions used in the valuation of awards, see Note 9 to our consolidated and combined financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K that we filed with the SEC on March 12, 2020. All values reported exclude the effects of potential forfeitures.

(2)	Dr. Churchwell received this compensation for his service on our Board and as member of the Compensation Committee.
(3)	Mr. Conrades received this compensation for his service on our Board and as the chair of the Audit Committee.
(4)	Ms. Fanucci received this compensation for her service as the Chair of our Board and as a member of the Nominating and Corporate Governance Committee.
(5)	Dr. Isacson received this compensation for his service on our Board and as member of the Compensation Committee.
(6)	Ms. Lovell received this compensation for her service on our Board and as member of the Audit Committee.
(7)	Mr. McGuire received this compensation for his service on our Board, as a member of the Audit Committee and as Chair of the Nominating and Corporate Governance Committee.
(8)	Dr. Mendelsohn received this compensation for his service on our Board and as a member of the Nominating and Corporate Governance Committee.
(9)	Ms. Schulman received this compensation for her service on our Board and as Chair of the Compensation Committee.

(10)
On April 1, 2019, upon their appointment as directors of Cyclerion, each non-employee member of our Board who was not previously serving as a non-employee member of the Ironwood board of directors received a restricted stock award in the amount of 2,421 shares of our common stock for service to the Company from the separation date to May 30, 2019. Each such restricted stock award had a grant date fair value of $14.81 per share. As of December 31, 2019, all shares underlying each such restricted stock award were fully vested.

(11)
On April 1, 2019, each non-employee member of our Board who was previously serving as a non-employee member of Ironwood's board of directors received an equitable adjustment of Ironwood restricted stock into 3,279 shares of Cyclerion restricted stock for service to Cyclerion from the separation date to May 30, 2019 in accordance with the provisions of the Employee Matters Agreement. Each Cyclerion restricted stock award was subject to the same terms and conditions as set forth in the original Ironwood restricted stock award and had a grant date fair value of $14.81 per share. As of December 31, 2019, all shares underlying each such restricted stock award were fully vested.

TRANSACTIONS WITH RELATED PARTIES AND INDEMNIFICATION
Related Person Transactions Policy
We have a written related person transactions policy, referred to as the Policy, that governs the review and approval of related party transactions. Pursuant to the Policy and the charter of the Audit Committee, the Audit Committee will review and approve or disapprove all related person transactions that, under the rules of the Securities and Exchange Commission, referred to as the SEC, are required to be disclosed in our proxy statement. In its review, the Audit Committee will consider, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. None of our agreements with Ironwood or its subsidiaries, nor any transactions contemplated thereby, was subject to the terms of such policy.
The Policy provides that no director will participate in any discussion or approval pursuant to the Policy of a related person transaction for which he or she (or an immediate family member, as defined in the Policy) is a related person, except that the director will provide all material information concerning the related person transaction to the Audit Committee.
The Policy also provides that if a related person transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the Audit Committee will periodically review and assess ongoing relationships with the related person to confirm that they are in compliance with the Audit Committee’s guidelines and that the related person transaction remains appropriate.
Certain Related-Party Transactions
The following includes a summary of transactions since January 1, 2019 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than as described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
Separation from Ironwood
In May 2018, Ironwood announced its plans to separate its sGC business from its commercial and gastrointestinal business. On April 1, 2019, we separated from Ironwood. Prior to the completion of the separation, all of our outstanding shares of common stock were owned by Ironwood. Upon completion of the separation, Ironwood no longer owned any shares of our common stock.
Following the completion of the separation, we and Ironwood have operated separately, each as an independent public company. In connection with the separation, we and Ironwood entered into certain agreements pursuant to which the separation of our business from Ironwood was effected and that govern our relationship with Ironwood going forward. The following is a summary of the terms of the material agreements that we entered into with Ironwood in connection with the separation.
Separation Agreement
We entered into a separation agreement with Ironwood dated March 30, 2019, which set forth our agreements with Ironwood regarding the principal actions taken in connection with the separation, including the distribution. The separation agreement identified the assets transferred, liabilities assumed and contracts assigned to each of us and Ironwood as part of the separation, and sets forth when and how these transfers, assumptions and assignments occurred.
Transfer of Assets and Assumption of Liabilities. The separation agreement identified the assets transferred, liabilities assumed, and contracts assigned to each of Ironwood and us, and provided for the transfer of such assets, assumption of such liabilities and assignment of such contracts. Following the completion of the separation and the distribution, we and Ironwood had the assets necessary to operate our respective businesses and retained or assumed the liabilities related to those assets. The separation agreement also provided for the settlement or extinguishment of certain liabilities and other obligations between us and Ironwood.
The allocation of liabilities with respect to taxes, except for payroll tax withholding and reporting and other tax matters expressly covered by the employee matters agreement, were solely covered by the tax matters agreement.
Employee Non-Solicit and Non-Hire. Pursuant to the separation agreement, we and Ironwood are each subject to mutual two-year employee non-solicitation and non-hire obligations, subject to customary exceptions.
Certain Restrictions. Pursuant to the separation agreement, we and Ironwood, as well as our and Ironwood’s respective affiliates, are subject to non-compete restrictions, subject to customary carve-outs for performance under the separation agreement, acquisitions of entities engaged in a restricted business and an acquirer’s commercially available products and product candidates in clinical development at the time of the acquisition. Until April 1, 2022, three years after the distribution date, Ironwood is prohibited from engaging in the business of discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling any pharmaceutical product (a) for the diagnosis, prevention or treatment of DN, HFpEF or SCD, or (b) that contains one or more sGC stimulators. Until April 1, 2029, 10 years after the distribution date, we are prohibited from engaging in the business of discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling any pharmaceutical product for the diagnosis, prevention or treatment of irritable bowel syndrome, constipation or gastroesophageal reflux disease. In addition, until April 1, 2022, three years after the distribution date, we are prohibited from engaging in the business of discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling any pharmaceutical product (x) for the diagnosis, prevention or treatment of GI diseases or disorders (provided that this restriction only applies to functional dyspepsia, functional vomiting and functional diarrhea with respect to an acquirer of us following a change of control) other than irritable bowel syndrome, constipation or gastroesophageal reflux disease, except with respect to the use of an sGC as the primary active ingredient, (y) for the diagnosis, prevention or treatment of diseases or disorders with the recognized signs or symptoms of visceral, abdominal or pelvic pain, except with respect to the use of an sGC as the primary active ingredient for the diagnosis, prevention or treatment of an indication other than endometriosis and bladder pain syndrome, or (z) that contains one or more guanylate cyclase-C agonists or is or contains any bile sequestrant-based therapy, in each case except for the use of guanylate cyclase-C agonists in an injectable product for the diagnosis, prevention or treatment of indications other than GI diseases and disorders with the prior written consent of Ironwood.
Indemnification. The separation agreement provided for releases, with respect to pre-distribution claims, and cross-indemnities, with respect to post-distribution claims, that, except as otherwise provided in the separation agreement, were principally designed to place financial responsibility for the obligations and liabilities allocated to us under the separation agreement with us and financial responsibility for the obligations and liabilities allocated to Ironwood under the separation agreement with Ironwood. The separation agreement also specified procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes is governed by the tax matters agreement described below.
Term/Termination. The separation agreement may only be terminated, modified or amended with the prior written consent of both Ironwood and us.
Other Matters Governed by the Separation Agreement. Other matters governed by the separation agreement included, without limitation, access to financial and other information, insurance, confidentiality and access to and provision of records and the rights and obligations of the parties with respect to the distribution.
Development Agreement
We entered into a development agreement with Ironwood dated April 1, 2019 pursuant to which we are required to provide Ironwood with certain research and development services with respect to certain of Ironwood’s products and product candidates, including without limitation MD-7246 (linaclotide delayed release) and IW-3718. Such research and development activities are governed by a joint steering committee comprised of our representatives and representatives from Ironwood. Ironwood is required to pay us fees for such research and development services, as mutually agreed upon by us and Ironwood as provided under the development agreement with certain allowances for specified overages.

Transitional Services Agreements
Ironwood Transitional Services. Prior to the separation, Ironwood provided us significant corporate and shared services and resources related to corporate functions such as finance, human resources, internal audit, research and development, financial reporting and information technology, which we refer to collectively as the “Ironwood Services.” The Ironwood transitional services agreement with us dated April 1, 2019 became operative as of the completion of the separation and each of the Ironwood Services will continue for an initial term of between three months to eighteen months (as applicable), unless earlier terminated or extended according to the terms of the Ironwood transitional services agreement. We agreed to pay Ironwood fees for the Ironwood Services as mutually agreed upon by us and Ironwood as provided under the Ironwood transitional services agreement, which fees will be based on Ironwood’s cost of providing the Ironwood Services. All Ironwood Services under the Ironwood transitional services agreement were completed as of March 31, 2020.
Cyclerion Transitional Services. We also entered into a second transitional services agreement with Ironwood dated April 1, 2019 whereby we agreed to provide certain finance, procurement and facilities services to Ironwood, which we refer to collectively as the “Cyclerion Services.” This second transitional services agreement became effective as of the completion of the separation and each of the Cyclerion Services will continue for an initial term of one year, unless earlier terminated or extended according to the terms of the Cyclerion transitional services agreement. Ironwood agreed to pay us fees for the Cyclerion Services as mutually agreed upon by us and Ironwood as provided under the Cyclerion transitional services agreement, which fees will be based on our cost of providing the Cyclerion Services. All Cyclerion Services under the Cyclerion services agreement were completed as of March 31, 2020.
Intellectual Property License Agreement
We entered into an intellectual property license agreement with Ironwood dated April 1, 2019 pursuant to which each party has agreed to grant to the other party a license to certain know-how. Ironwood granted us a perpetual, worldwide, non-exclusive, royalty-free, fully paid-up license to certain know-how to allow us to use such know-how in connection with our ongoing and future research and development activities related to sGC stimulator products in any field. We granted Ironwood a perpetual, worldwide, non-exclusive, royalty-free, fully paid-up license to certain know-how for use outside of the research and development of sGC stimulator products, including in Ironwood’s existing products and product candidates. The licenses between the parties generally allow current or future uses of the know-how in connection with each party’s respective fields.
Tax Matters Agreement
Allocation of taxes. We entered into a tax matters agreement with Ironwood dated March 30, 2019 which governs Ironwood’s and our respective rights, responsibilities and obligations with respect to taxes (including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of any failure of the distribution and certain related transactions to qualify as tax-free for U.S. federal income tax purposes), tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters. In general, under the agreement:
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Ironwood is responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments and including those taxes attributable to our business) reportable on a consolidated, combined or unitary return that includes Ironwood or any of its subsidiaries (and us and/or any of our subsidiaries) for any periods or portions thereof ending on or prior to April 1, 2019. We are responsible for the portion of any such taxes for periods or portions thereof beginning after such date, as would be applicable to us and/or any of our subsidiaries if it filed the relevant tax returns on a standalone basis.

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We are responsible for any U.S. federal, state, local or foreign taxes (and any related interest, penalties or audit adjustments) that are reportable on returns that include only our and/or any of our subsidiaries, for all tax periods whether before or after the completion of the distribution.

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Ironwood is responsible for certain taxes, if any, imposed on Ironwood and/or any of its subsidiaries and us and/or any of our subsidiaries arising from, or attributable to, certain transfers of assets or liabilities in the separation.

We are not generally entitled to receive payment from Ironwood in respect of any of our tax attributes or tax benefits or any reduction of taxes of Ironwood. Neither party’s obligations under the tax matters agreement are limited in amount or subject to any cap. The tax matters agreement also assigns responsibilities for administrative matters, such as the filing of returns, payment of taxes due, retention of records and conduct of audits, examinations or similar proceedings. In addition, the tax matters agreement provides for cooperation and information sharing with respect to tax matters.
Ironwood is primarily responsible for preparing and filing any tax return with respect to the Ironwood affiliated group for U.S. federal income tax purposes and with respect to any consolidated, combined, unitary or similar group for U.S. state or local or foreign tax purposes that includes Ironwood or any of its subsidiaries (including those that also include us and/or any of our subsidiaries), as well as any tax return that includes only Ironwood and/or any of its subsidiaries (including such tax returns that reflect taxes attributable to our business). We are generally responsible for preparing and filing any tax returns that include only us and/or any of our subsidiaries.
Ironwood generally has exclusive authority to control tax contests with respect to joint tax returns and tax returns that include only Ironwood and/or any of its subsidiaries. We generally have exclusive authority to control tax contests with respect to tax returns that include only us and/or any of our subsidiaries. The non-controlling party will generally have participation rights with respect to any tax contests to the extent the non-controlling party may be liable for any taxes pursuant to such tax contest.
Preservation of the tax-free status of certain aspects of the separation. The tax matters agreement imposes certain restrictions on us and our subsidiaries (including restrictions on share issuances, business combinations, sales of assets and similar transactions) designed to preserve the tax-free status of the distribution and certain related transactions. The tax matters agreement provides special rules that allocate tax liabilities in the event the distribution, together with certain related transactions, is not tax-free. In general, under the tax matters agreement, each party is responsible for any taxes imposed on Ironwood or us that arise from the failure of the distribution, together with certain related transactions, to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) and certain other relevant provisions of the Code, to the extent that the failure to so qualify is attributable to an acquisition of stock or assets of, or certain actions, omissions or failures to act of, such party. If both we and Ironwood are responsible for such failure, liability will be shared according to relative fault. If neither we nor Ironwood is responsible for such failure, Ironwood will generally bear any resulting taxes, interest, penalties and other costs.
We have agreed to certain covenants that contain restrictions intended to preserve the tax-free status of the distribution and certain related transactions. We may take certain actions prohibited by these covenants only if we obtain and provide to Ironwood either (i) a private letter ruling from the IRS or (ii) an opinion from a U.S. tax counsel or accountant of recognized national standing, in either case reasonably acceptable to Ironwood, to the effect that such action would not jeopardize the tax-free status of these transactions. We are barred from taking any action, or failing to take any action, where such action or failure to act adversely affects or could reasonably be expected to adversely affect the tax-free status of these transactions, for all time periods. In addition, during the time period ending April 1, 2021, two years after the date of the distribution, these covenants include specific restrictions on our:
•	entering into any other corporate transaction which would cause us to undergo a 3% or greater change in its stock ownership, exclusive of the private placement;
•	liquidating or partially liquidating, or merging or consolidating (unless we are the survivor);
•	making or changing any entity classification election;
•	ceasing to be engaged in an active trade or business, or selling, transferring or disposing of 25% or more of the net or gross assets of any active trade or business;
•	amending any of our organizational documents or taking any action affecting the voting rights of our capital stock; and
•	redeeming or otherwise repurchasing any of our outstanding stock or options.

We have generally agreed to indemnify Ironwood and its affiliates against any and all tax-related liabilities incurred by them relating to the distribution, including for any taxes, interest, penalties and other costs, including any reductions in Ironwood’s net operating losses or other tax assets, to the extent caused by an acquisition of our stock or assets or certain actions by us. This indemnification provision applies even if Ironwood has permitted us to take an action that would otherwise have been prohibited under the tax-related covenants described above.
Employee Matters Agreement
We entered into an employee matters agreement with Ironwood dated March 30, 2019 which allocates assets, liabilities and responsibilities relating to the employment, compensation, and employee benefits of Ironwood and our employees, and other related matters in connection with the separation, including the treatment of outstanding incentive equity awards and certain retirement and welfare benefit obligations. The employee matters agreement generally provides that, unless otherwise specified, we are responsible for liabilities associated with employees who transferred to us and former employees of Ironwood whose employment terminated prior to the distribution but who primarily supported our business, whether incurred prior to or after the distribution, and Ironwood is responsible for liabilities associated with other employees, including employees retained by Ironwood.
Cyclerion 401(k) Plan
Pursuant to the employee matters agreement, we have adopted a defined contribution 401(k) plan, which is substantially similar in all material respects to Ironwood’s 401(k) plan. The assets and liabilities under the Ironwood 401(k) plan with respect to our employees were transferred to the Cyclerion 401(k) plan.
Cyclerion Health and Welfare Plans
Pursuant to the employee matters agreement, we established health and welfare plans that correspond to the Ironwood health and welfare plans in which our employees participated immediately prior to the distribution. Our employees have been eligible to participate in our health and welfare plans since April 1, 2019. Ironwood has agreed to generally retain liability for claims incurred under Ironwood’s health and welfare plans for our employees prior to the distribution. We have agreed to generally assume liability for claims incurred under Ironwood’s health and welfare plans for our employees following the distribution.
There are no preexisting condition limitations under our health and welfare plans and our medical plan honors any deductibles incurred by our employees under an Ironwood medical plan during the portion of the calendar year prior to the distribution for purposes of satisfying deductibles and out-of-pocket maximums.
Cyclerion Omnibus Plan; Cyclerion Employee Stock Purchase Plan
Pursuant to the employee matters agreement, we adopted an omnibus equity incentive plan and an employee stock purchase plan intended to meet the requirements of Section 423 of the Code and the regulations promulgated thereunder.
Equity Compensation
The employee matters agreement provides that outstanding Ironwood equity awards held by our and Ironwood employees adjusted as follows:
•	For our and Ironwood employees, except as noted below, vested Ironwood equity awards converted into equity awards of both Ironwood and us using the “basket approach” (as described below).
•	For our employees, except as noted below, unvested Ironwood equity awards converted into Cyclerion equity awards using the “concentration approach” (as described below).
•	For Ironwood employees, unvested Ironwood equity awards remained as Ironwood equity awards using the “concentration approach.”
•	For our non-employee directors who had been non-employee directors of Ironwood, unvested Ironwood restricted stock converted into our unvested restricted stock using the “concentration approach.”

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For non-employee directors of Ironwood who remain non-employee directors of Ironwood, unvested Ironwood restricted stock remained as unvested Ironwood restricted stock, adjusted using the “concentration approach.”

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With respect to adjustments that resulted in fractional interests in shares, the fractional interests were rounded down to the nearest whole share and we or Ironwood, as the case may be, made or will make cash payments to our respective employees in lieu of such fractional interests.

Basket Approach. The number of shares underlying our converted equity awards (whether held by Ironwood or our employees) was determined according to a fixed ratio of one share of our common stock for every 10 shares of Ironwood common stock. The exercise price associated with our converted equity awards (whether held by Ironwood or our employees) was determined according to formulas based on $13.452, the 10-day volume weighted average trading price of Ironwood common stock for the 10 days immediately preceding the distribution and $14.809, the purchase price paid for our common stock in the private placement.
Concentration Approach. The number of shares underlying our converted equity awards and associated exercise prices was determined according to formulas based on $13.452, the 10-day volume weighted average trading price of Ironwood common stock for the 10 days immediately preceding the distribution and $14.809, the purchase price paid for our common stock in the private placement.
The following table contains a summary of the treatment of each type of Ironwood equity award.
Type of Ironwood Award	Our Employees	Ironwood Employees
Vested Stock Options (other than Vested Incentive Stock Options granted under the Ironwood 2010 Incentive Plan)	Continue to hold vested Ironwood stock options and receive a pro rata portion of our vested stock options, each as equitably adjusted to reflect the distribution	Continue to hold vested Ironwood stock options and receive a pro rata portion of our vested stock options, each as equitably adjusted to reflect the distribution

Vested Incentive Stock Options (ISOs) granted under the Ironwood 2010 Incentive Plan	Substitute with our vested ISOs, unless employee elects to convert to non-qualified stock options of both us and Ironwood, each as equitably adjusted to reflect the distribution	Continue to hold vested Ironwood ISOs, unless employee elects to convert to non-qualified stock options of both us and Ironwood, each as equitably adjusted to reflect the distribution

Unvested Stock Options	Substitute with our unvested stock options of comparable value	Continue to hold unvested Ironwood stock options, as equitably adjusted to reflect the distribution

Restricted Stock Units (other than July 2018 Recognition Restricted Stock Units)	Substitute with our restricted stock units of comparable value	Continue to hold Ironwood restricted stock units, as equitably adjusted to reflect the distribution

July 2018 Recognition Restricted Stock Units	Continue to hold Ironwood restricted stock units, as equitably adjusted to reflect the distribution	Continue to hold Ironwood restricted stock units, as equitably adjusted to reflect the distribution
Each Ironwood equity award converted into an equity award issued by us is subject to substantially the same terms and vesting conditions as were applicable to the Ironwood equity awards prior to the distribution.

Private Placement
On February 25, 2019, we and various investors entered the purchase agreement pursuant to which these investors agreed to make an aggregate cash investment in us of up to $175.0 million in exchange for shares of our common stock at a purchase price per share determined as set forth below. The closing of the private placement occurred on April 2, 2019. At the closing of the private placement, we issued an aggregate of 11,817,165 shares of our common stock at a per share purchase price of $14.809, resulting in aggregate gross proceeds to us of $175.0 million.
The investors who participated in the private placement included the following, each of whom is either a director, an executive officer, an immediate family member of a director or executive officer, an entity related to such director, executive officer or immediate family member, or beneficially owns at least 5% of our common stock as of April 2, 2019, taking into account our shares of common stock issued in the private placement: accounts managed by direct or indirect subsidiaries of FMR LLC invested $17.5 million, MFN Partners, LP invested $15.0 million, American Endowment Foundation, the entity that controls the donor advised fund by Dr. Hecht, invested $39.4 million, Dr. Currie invested $4.0 million and Dr. Hecht’s immediate family invested $6.4 million in the aggregate. Certain of these investors financed all or a portion of their investment in us through sales of Ironwood common stock.
The number of shares of our common stock issued to each investor at the closing of the private placement was determined by dividing the cash contribution made by each investor by $14.809, the purchase price, rounded up to the nearest whole share. The purchase price was determined by dividing $250.0 million, our pre-money valuation by 16,881,703, the number equal to the total number of (a) shares of our common stock outstanding, (b) our restricted stock units outstanding and (c) shares of our common stock issuable pursuant to the exercise of options outstanding (determined in accordance with the treasury stock method), in each case after giving effect to the distribution.
Other Related Party Transactions
During the year ended December 31, 2019, the Company paid approximately $0.2 million to a related party which it engaged to provide research and development transaction support services. The entity became a related party when Mark Currie, the Company’s President, joined its board in January 2020. There was a de minimis amount due to the related party at December 31, 2019.
Indemnification
We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Massachusetts law. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Massachusetts law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our Proxy Materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or by contacting Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, telephone: 1-866-540-7095. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By order of the Board of Directors,

Anjeza Gjino
Vice President, Finance and Corporate Secretary
Dated: April 23, 2020
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to Cyclerion Therapeutics, 301 Binney Street, Cambridge, Massachusetts 02142, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF DIRECTOR NOMINEES
Our Bylaws provide that our Board shall consist of no less than three directors (except when there are fewer than three shareholders), and that the number of directors may be increased or decreased at any time by a vote of a majority of the directors then in office. Currently, we have nine directors. The following individuals are being nominated to serve on our Board: Peter M. Hecht, Ph.D.; Kevin Churchwell, M.D.; George Conrades; Marsha Fanucci; Ole Isacson, M.D., Ph.D.; Stephanie Lovell; Terrance McGuire; Michael Mendelsohn, M.D.; and Amy Schulman.
For information about each of our nominees and our Board generally, please see “Corporate Governance” beginning on pg. 5.
If elected, the nominees will hold office until the next annual meeting and until a respective successor is elected and has been qualified, or until such director resigns or is removed from office. Management expects that each nominee will be available for election, but if any of them is unable to serve at the time the election occurs, your proxy will be voted for the election of another nominee to be designated by a majority of the independent directors serving on our Board.
The affirmative vote of the holders of a plurality of the shares present by way of attending online or represented by proxy and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of each director nominee.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Board is submitting the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm to the stockholders for ratification at our Annual Meeting. Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee has requested the Board submit the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present by way of attending online or represented by proxy and entitled to vote at the Annual Meeting at which a quorum is present will be required to ratify the selection of Ernst & Young LLP.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CYCLERION THERAPEUTICS, INC.
301 BINNEY STREET
CAMBRIDGE, MA 02142

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 15, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ CYCN2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 15, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E96490-P36558

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CYCLERION THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kevin Churchwell, M.D.
02) George Conrades
03) Marsha Fanucci
04) Peter M. Hecht, Ph.D.
05) Ole Isacson, M.D., Ph.D.
06) Stephanie Lovell
07) Terrance McGuire
08) Michael Mendelsohn, M.D.
09) Amy Schulman

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E96491-P36558

CYCLERION THERAPEUTICS, INC.
Annual Meeting of Shareholders
June 16, 2020 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Bill Huyett and Anjeza Gjino, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CYCLERION THERAPEUTICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, EDT on June 16, 2020, virtually at www.virtualshareholdermeeting.com/CYCN2020 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side